Exhibit 99.1

Adaptimmune Presents Corporate and Clinical Updates at Investor and Analyst Day

PHILADELPHIA, Pa. and OXFORD, UK, April 22, 2016 — Adaptimmune Therapeutics plc (NASDAQ: ADAP), a leader in the use of TCR engineered T-cell therapy to treat cancer, today hosted an Investor and Analyst meeting in New York and presented clinical and corporate updates that included progress with pipeline development and manufacturing process optimization.

“At today’s event, we were delighted to present an overview of our T-cell therapy and Adaptimmune’s position within the exciting immune-oncology field,” said James Noble, Chief Executive Officer. “We also reported on our upcoming goals and took the opportunity to announce MAGE-A4 as the company’s next target with the objective of achieving IND acceptance in 2017.”

The presentations included updates on the company’s synovial sarcoma and multiple myeloma studies, as well as on progress with optimization of manufacturing processes and the construction of a dedicated manufacturing plant in Philadelphia scheduled to open in 2017.

Adaptimmune also announced the establishment of its scientific advisory board, to be chaired by cancer immunotherapy expert, Crystal Mackall, MD., Professor of Pediatrics and Medicine and Associate Director of the Stanford Cancer Institute, and the adoption of the name SPEAR T-cells™ (Specific Peptide Enhanced Affinity Receptor T-cells) to describe its proprietary technology.

In addition to James Noble, CEO, the presenters were:

•                  Helen Tayton-Martin PhD., MBA., Chief Operating Officer, Adaptimmune

•                  Bent Jakobsen, PhD., Scientific Founder, Adaptimmune

•                  Stephan Grupp, MD., PhD, Novotny Professor of Pediatrics, University of Pennsylvania Perelman School of Medicine

•                  Aaron Rapoport, MD., Professor of Medicine, Gary Jobson Professor in Medical Oncology, University of Maryland Marlene and Stewart Greenebaum Cancer Center

•                  Rafael Amado, MD., Chief Medical Officer, Adaptimmune

•                  Gwendolyn Binder-Scholl, PhD., Chief Technology Officer, Adaptimmune

A summary of clinical and corporate highlights presented at the Investor and Analyst Day is set out below. The slide presentation and a replay of the webcast from the event will be available on the company’s website for 30 days following the event at ir.adaptimmune.com

Clinical and corporate highlights through April 2016:

•                  Proprietary SPEAR T-cell technology that uniquely delivers:

•                  Correctly identified targets

•                  Specificity and optimal affinity TCRs

•                  ‘Supra-natural’ TCRs to accelerate programs

•                  Enhanced effectiveness of TCRs: Generation 2 and 3

•                  Multiple clinical responses in synovial sarcoma, a solid tumor

•                  New images presented showing resolution of large solid lesions

•                  Cohort 2 suggests responses in low expressers

•                  Cohort 3 suggests importance of fludarabine

•                  Cohort 4 starting shortly

•                  Over 90% response rate in multiple myeloma study in conjunction with ASCT

•                  Median overall survival of ~3 years (as of January 2016)

•                  Pivotal studies in sarcoma to start in 4Q16/1Q17

•                  Company INDs open for NY-ESO, MAGE-A10 and AFP

•                  Next IND in 2017: MAGE-A4

•                  Generation 2 INDs from 2017

•                  These TCRs all derive from Adaptimmune’s proprietary technology

•                  Active programs give broad coverage of tumors

•                  Milestones met through April 2016

•                  Expanded into autoimmune

•                  Expanded strategic immunotherapy collaboration with GSK

•                  Secured NY-ESO breakthrough therapy designation in synovial sarcoma

•                  Secured NY-ESO orphan drug designation

•                  IND opened for AFP in hepatocellular cancer

•                  Manufacturing processes optimized

•                  Proprietary T-cell expansion method

•                  Commercial-ready process in place

•                  EU and US contract manufacturers in place

•                  Progressed construction of a dedicated manufacturing plant in Philadelphia

•                  Manufacturing plant scheduled to open in 2017

•                  Potential to enable treatment of up to 1,200 patients per year

•                  Financial position confirmed

•                  Total liquidity position of $248 million as of December 31, 2015

•                  Current capital can fund the business through mid-2018

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its T-cell receptor (TCR) platform. Established in 2008, the company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is an affinity enhanced T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO TCR affinity enhanced T-cell therapy has demonstrated signs of efficacy and tolerability in Phase I/II trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 20-F filed with the Securities and Exchange Commission (SEC) on October 13, 2015 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mobile: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com